Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of Selina Hospitality PLC of our report dated June 24, 2022, relating to the consolidated financial statements of Selina Hospitality PLC (formerly Selina Holdings Company, UK Societas) and its Subsidiaries (Company), which includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

Houston, Texas

November 29, 2022